Exhibit 10.65-B

AMENDMENT NO. 2 TO 1998 INCENTIVE PLAN

OF

ENGLOBAL CORPORATION

A Nevada Corporation

Section 2.1 of the 1998 Incentive Plan of ENGlobal Corporation, a Nevada corporation formerly known as Industrial Data Systems Corporation, was amended in its entirety to read as follows effective June 5, 2003:

“2.1     Maximum Number of Shares. Subject to the provisions of Section 2.2 and Section 9, the aggregate number of shares of Stock that may be issued or transferred pursuant to Awards under the Plan shall be 2,200,000, subject to decrease from time to time, upon the termination or exercise of Replacement Options, to no fewer than 1,200,000 options in the Plan. For purposes of this Section 2.1, “Replacement Options” shall be options issued in connection with the Corporation’s merger with Petrocon Engineering, Inc. in exchange for the cancellation of then outstanding options to purchase common stock in Petrocon Engineering, Inc.”